Exhibit 99.1

CORPORATE PARTICIPANTS

Bryan Giglia Sunstone Hotel Investors Inc - SVP & CFO

Ken Cruse Sunstone Hotel Investors Inc - CEO

Marc Hoffman Sunstone Hotel Investors Inc - EVP & COO

John Arabia Sunstone Hotel Investors Inc - President

CONFERENCE CALL PARTICIPANTS

Bill Crow Raymond James & Associates - Analyst

Joshua Attie Citigroup - Analyst

Ryan Meliker MLV & Co. - Analyst

David Loeb Robert W. Baird & Company, Inc. - Analyst

Rich Hightower ISI Group - Analyst

Lukas Hartwich Green Street Advisors - Analyst

Operator

Good morning, ladies and gentlemen. Welcome to the Sunstone Hotel Investors fourth quarter and full year earnings call. Following today’s presentation there will be a Q & A session with instructions provided. As a reminder this conference is being recorded today, Wednesday, February 20, 2013. I’d now like to turn the conference over to Bryan Giglia, Senior Vice President and Chief Financial Officer of Sunstone Hotel Investors. Please go ahead, sir.

Bryan Giglia - Sunstone Hotel Investors Inc - SVP & CFO

Thank you, Ron, and good morning, everyone. Thank you for joining us today. By now you should have all received a copy of our fourth quarter’s Earnings Release and our supplemental which we released yesterday. If you do not have a copy you can access them on our website at www.sunstonehotels.com. Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Q, 10K, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information including EBITDA, adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles. With us today on the call are Ken Cruse, Chief Executive Officer, Marc Hoffman, Chief Operating Officer, and John Arabia, President. After our prepared remarks, the team will be available to answer your questions.

I’d like to turn the call over to Ken. Ken, please go ahead.

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Thanks a lot, Bryan, and thank you all for joining us today on today’s call. I’ll start by reviewing our Fourth Quarter and full year earnings. Then I’ll touch on the progress we made against our business plan during 2012 and so far this year. And, finally, I’ll provide some perspective on our 2013 guidance and objectives, including our plan to put our sizeable cash balance to work through acquisitions and value adding capital improvements. Marc will then cover our operations in detail, and John will discuss our balance sheet and completed Capital Markets transactions and then Bryan will discuss our Q1 and full year 2013 guidance before I conclude our prepared remarks and we open up the call to questions.

First, with respect to our earnings, as we pre-announced a few weeks ago all of our Fourth Quarter and full year earnings metrics meaningfully exceeded the high end of our prior guidance. Our stronger than expected performance was in part due to better than anticipated portfolio wide business trends following hurricane Sandy as well as lower than expected renovation displacement during the Fourth Quarter. As the details of our quarter are fully spelled out in our release, 10K and supplemental, I’ll just touch on a couple of key takeaways from our report. For 2012 our portfolio ADR grew by $3.15 to $175.78, while our full year occupancy grew by 280 basis points to 79.2%. Our hotels achieved full sell outs on 22.5% of the nights during 2012, which was a 20% increase in sell out nights over 2011. Our comparable Fourth Quarter hotel EBITDA margins improved by 120 basis points to 30.2%, and our full year hotel EBITDA margins increased by 110 basis points to 28.9%.

Our continued margin improvement implies that, as the recovery continues, our portfolio is well positioned to exceed prior peak EBITDA production. In fact, for 2012, our portfolio generated hotel EBITDA per key of, $20,982 with a number of our hotels already exceeding prior peak EBITDA per key production. While we continue to identify and execute on opportunities to improve the efficiency of our hotels, our strong EBITDA per key is a clear indication that our continued efforts to improve hotel level profitability are producing measurable results. Finally, as it relates to our balance sheet, we’ve improved our consolidated debt to total book capitalization by 13 percentage points since 2011, from 54% to just 41% at the end of 2012. Notably, we’ve achieved this material improvement in our credit profile while delivering north of 31% total shareholder returns in 2012, underscoring the fact that, when carefully administered, materially deleveraging our balance sheet can be accomplished while delivering strong shareholder returns.

As you may have heard me say before, Sunstone’s goal is simple, drive significant shareholder returns by carefully improving the quality and scale of our portfolio through disciplined capital allocation while gradually deleveraging our balance sheet. As I just stated, we made good progress against this plan last year, and thus far in 2013 we’ve continued on the path. So far this year we’ve completed the sale of four non-core hotels and a commercial laundry facility at an attractive valuation, and we’ve continued to reduce our financial leverage through the repayment of our exchangeable Senior Notes and the pending redemption of our 8% Series A preferred security, which is a good segue into this years plan.

Our 2013 business plan remains very similar to the one we established in 2012, with a strong emphasis on disciplined improvement of our portfolio quality, continued property level innovation, and gradual reductions of our financial leverage. As we currently hold a considerable cash balance, sourcing and executing high quality hotel acquisitions is an important near term objective. As noted in our Press Release, we intend to invest between $250 million and $300 million of our excess free cash into high quality hotel acquisitions. We are currently screening a number of acquisition targets based on strategic fit, upside opportunities and of course transaction structure and pricing. That said, I do want to make it clear that we will not sacrifice deal quality in favor of speed of execution.

Also with respect to our continuing goal to improve our portfolio quality, currently we have several renovation and repositioning projects underway. We are investing approximately $15 million into the Hilton Times Square to fully renovate all 460 guest rooms, bathrooms and corridors creating a rich and appealing new rooms product to further enhance the business transient competitiveness of this hotel. We are also currently investing approximately $25 million on the previously announced complete repositioning of our 417 room Hyatt Chicago Magnificent Mile. This project encompasses every facet of the hotel, all public spaces, food and beverage venues, meeting rooms, guest rooms and bathrooms. The repositioning is designed to elevate the hotel to a sophisticated destination catering to high rated business transient and group travelers. We expect to complete this project in the third quarter of this year.

Our other significant 2013 repositionings include a $12 million renovation of all 403 guest rooms, restaurant, recreational facilities and certain public spaces at the Hyatt Regency Newport Beach. We are also currently investing approximately $12 million to renovate all 347 guest rooms and public spaces at the Renaissance Westchester, and we are underway with a full redevelopment of the outdoor and recreational spaces at our Hilton San Diego Bay Front Hotel, which will improve the hotels competitiveness with respect to both high end groups and leisure travelers.

Given the attractive long term demand projections, we have also accelerated rooms renovations at our Renaissance Long Beach and our Renaissance Orlando. Both of these renovations will begin during the Fourth Quarter of 2013. Just as we’ve seen with our other recent renovations, our 2013 projects will result in some near term revenue displacement followed by what we expect will be ongoing revenue out-performance, once the renovation work is completed. As noted in our guidance, we expect our First Quarter results to be impacted by approximately $6 million to $7 million of renovation displacement, and we expect our full year 2012 will be impacted by approximately $8 million to $10 million of renovation related displacement. For example, the Hilton Times Square runs at approximately 98% occupancy on a full year basis, so it’s impossible to conduct a renovation of this premier asset without displacing a fair amount of demand.

On the flip side, once the work is complete, we expect to see material out-performance from our renovated properties. For example, our recently renovated 807 room Renaissance Washington DC is already driving material out-performance in 2013 as evidenced by the hotel’s 450 basis point improvement in STR index year-to-date and its 21% increase in group pace for 2013. We are seeing similar strength among the various hotels we renovated in 2011 and 2012. We realize that, between our current renovations and our pending capital deployment, we have provided a fairly complicated guidance package for 2013. We have a lot of positive moving parts.

Bryan will go through the specifics in a moment, but, before that, I want to make a few key points clear. First, our business is strong. In 2013 we expect our core hotels to exhibit continued growth in top line performance and bottom line profitability and asset values. Second, as previously indicated, our current renovation program will result in a very compelling tradeoff between near term displacement and post renovation out-performance. And finally, we believe our significant investment capacity represents upwards of $18 million to $23 million of incremental adjusted EBITDA and between $0.11 and $0.15 of incremental FFO per share on a full year pro forma basis. This built in EBITDA and FFO potential is not reflected in today’s guidance, although the underlying common shares are.

I’ll spend a minute now on the ongoing strength of the lodging recovery. In short, we’re seeing a lot of green lights associated with industry fundamentals and our portfolio. Given our industry’s historic low supply trends, strengthening demand in both group and high rated business transient segments and attractive capital costs, we are confident that the lodging recovery is not only intact but that the risks are firmly weighted toward multiple years of continued operations growth, characterized by continued moderate improvements in the broader economy, strong hotel level pricing power and meaningful upside in both earnings and asset values. Many of our hotels are now at or above prior peak occupancy and margin levels as evidenced by the $20,982 of hotel EBITDA per key our portfolio generated in 2012, we have improved the quality and efficiency of our hotels to the point where same-store profitability should meaningfully exceed prior peak levels as the recovery continues. And we are by no means finished with our efforts to improve the profitability of our assets.

For example, as Marc Hoffman will discuss in a moment, we are implementing a broad range of efficiency measures and profit — property level innovations, including a prop — portfolio wide energy improvement program which should further reduce costs per occupied room across our entire portfolio. And, with that, I’ll now turn the call over to Marc to discuss our portfolio operations in greater detail.

Marc Hoffman - Sunstone Hotel Investors Inc - EVP & COO

Thank you, Ken, and good morning, everyone. Thank you for joining us today. I will review our portfolio’s Fourth Quarter and full year operating performance in greater detail and provide a brief recap of our capital investments. All hotel information discussed today, unless otherwise noted, is for our 26 hotel portfolio, which includes on a pro forma basis all 2012 acquisitions, including the Hyatt Chicago Magnificent Mile, the Hilton Garden Inn Chicago Downtown Magnificent Mile and excludes the four hotels from the Rochester portfolio that we recently sold. For the Fourth Quarter our pro forma comparable RevPAR was up 3.6% to $137.02 with a 2.3% growth in ADR and the 90 basis point improvement in occupancy.

As Ken noted, in the Fourth Quarter, our RevPAR was impacted by the completion of the rooms renovation at the Washington DC Renaissance and the beginning stages of the complete reinvention of our Hyatt Regency Newport Beach. To help understand the impact of these renovations on our portfolio, excluding these hotels, RevPAR for the Fourth Quarter would have been up 5.2% driven by a 2.6% increase in occupancy and a 2.5% increase in ADR. During the Fourth Quarter, five of our hotels generated double digit RevPAR growth including our JW Marriott New Orleans and our Fairmont Newport Beach. From a total room segmentation standpoint in Q4, group revenues were up slightly at 1% driven by a 2% increase in ADR and a slight decrease in group rooms. Hotels that saw increases in ADR include the JW Marriott New Orleans, Marriott Long Wharf, Chicago Embassy Suites to name a few.

Our group revenue for the Fourth Quarter was impacted by approximately $1 million from Hurricane Sandy at the Renaissance Washington DC and the Renaissance Baltimore. Q4 transient only room revenue increased 4.4% to last year with a 3% increase in ADR. During the Fourth Quarter, our 26 hotel portfolio had 489 sell out nights, or 20.7% of the Q4 room nights. This is an improvement over the 459 sell out nights we achieved during the Fourth Quarter of 2011. This is the highest number of sell outs in five years for Q4 and our seventh consecutive quarter of sell out night increases. As our hotels have established better base business through groups in contracts, our operators have focused on increasing transient revenue through rates with mix shifting and compression.

In Q4, our revenues from premium demand sources were up 6.3% driven significantly by an 8.8% growth in the premium occupancy segment. We have continued to be more aggressive on both shifting out lower rated channels, particularly the discount channels, as well as taking higher rated business from these channels. We saw a 3.5% increase in ADR and a 2.6% decrease in occupancy in our discount business in the Fourth Quarter. For full year, our pro forma comparable portfolio RevPAR was up 5.6% to $139.22 which was negatively impacted 60 basis points of revenue displacement. For 2012, seven of our hotels generated double digit RevPAR growth including our Courtyard LAX, JW Marriott New Orleans and Marriott Long Wharf, again to name a few.

From a total room segmentation standpoint in 2012, group revenues were up 4.4% driven by a 4.4% increase in occupancy and flat ADR. Full year transient only room revenues increased 6.7% to last year with a 3.6% increase in ADR. Our full year transient room revenue benefited from the strength at our Hilton Times Square, Marriott Long Wharf, which was offset by weakness in our Renaissance Washington DC. Overall, for full year 2012, our portfolio had a 20% increase in sell out nights as compared to 2011. This was the fourth consecutive year of sell out room nights growth. 22.5% of room nights were sell outs during 2012, which is our peak for the 26 hotel portfolio. As we have stated over the last few quarters, our operations have focused on increasing transient revenue through aggressive revenue management mix changes.

For full year 2012, we saw a 7.8% increase in our premium demand business driven by a 6.2% increase in premium occupancy. Full year 2012, our 26 hotel comparable portfolio is down 2.3% in group production, driven by a 20% decrease in production at the Hilton San Diego Bayfront. The Hilton Bayfront was materially impacted by a decrease in citywide bookings related to the reorganization within the CBD and the CBD sales department. With the completion of this city’s reorganization, our expectation are that the citywide contracts that were delayed during 2012 will be closed in coming quarters. Additionally, the hotel that’s had such strong bookings over the last three years and with the current positive status of 2014 through 2016’s group room nights pace, the hotel is correctly more focused on growing ADR for future years and being more selective as they should be.

We continue to seek opportunities to improve the profitability of our portfolio. To this end, energy is a big focus. During 2012, we completed a comprehensive portfolio-wide energy study using two outside consultant companies and have identified numerous opportunities to improve efficiencies and decrease costs at several hotels. Some of those items were initiated in 2012 helping to drive a 9.2% decrease in our energy costs per occupied room. These items include installation of in room intelligent heating and cooling systems, variable frequency drives throughout the buildings mechanical electrical and plumbing, total lighting retrofits, chiller maximization, and laundry outsourcing to name a few.

Over the last several years, we have redefined hotel F&B concepts throughout our portfolio, which has decreased the cost per occupied room by approximately 17% since prior peak. Much of this decrease is due to the implementation of our gastro-bar concepts and great rooms versus standalone restaurants in numerous of our hotels. Looking forward to 2013, our current 2013 group pace is plus 4.7% driven by a 1.8% growth in rooms and a 2.9% growth in rate.

With that, I’ll turn the call over to John. John, go ahead.

John Arabia - Sunstone Hotel Investors Inc - President

Thank you, Marc. Good morning, everyone. Today I’ll give you an overview of several topics including first our liquidity and access to capital, second our leverage profile and third, the impact of recently completed finance transactions on our overall business plan. With respect to liquidity, Sunstone ended the Fourth Quarter with approximately $236 million of cash, including $78 million of restricted cash. In addition to our strong cash position, we have an undrawn $150 million line of credit and 11 unencumbered hotels.

During 2012, these unencumbered assets collectively generated approximately $56 million of EBITDA. Adjusting for the funds received from both the Rochester sale and our recently completed common equity offering and subtracting our debt repayments and the pending Series A preferred redemption, our pro forma total cash position at the year-end was approximately $420 million including again approximately $78 million of restricted cash. As Ken noted earlier, we have cash investment capacity of between $250 million and $300 million which we endeavor to invest into high quality hotel acquisitions this year. At the end of the year, excluding our January 2013 debt repayments, Sunstone had $1.31 billion of consolidated debt which includes 100% of the $235 million mortgage secured by the Hilton San Diego Bayfront.

Adjusting for the debt attributed to our minority partners in this asset, our pro rata debt balance is currently $1.25 billion which consists entirely of well staggered, non-crossed mortgage debt. Our debt has a weighted average term to maturity of 4.7 years and has an average interest rate, including the effects of our interest rate derivative agreements, of just under 5%. Our variable rate debt as a percentage of total debt stands at 32%, and we have no debt maturities through early 2015. During 2012, we continue to make considerable progress towards our goal of reducing leverage in a methodical and shareholder friendly manner. As a result of two equity funded acquisitions, the disposition of four highly levered hotels and the repayment or amortization of mortgage debt, our ratio of net debt and preferred to trailing EBITDA declined during the year to 6.5 times before taking into consideration those transactions completed in ‘13.

Adjusting for 2013 transactions including the Rochester asset sale, the exchangeable note repayment and the Series A preferred redemption, our pro forma 2012 debt and preferred to EBITDA ratio would be approximately 5.6 times. This pro forma leverage ratio of 5.6 times stands in stark contrast to the nearly nine times debt and preferred to trailing EBITDA witnessed in 2011, has benefited from the elimination of approximately $550 million of debt and preferred securities over the past seven quarters and has also benefited from an expansion of our asset base. While we continue to methodically reduce our financial leverage over time, the progress made to date on our balance sheet initiatives provides us with greater financial flexibility, allows us to contemplate certain acquisitions that may have in place debt and moves us much closer to being in a position to reinstate a well supported and stable cash dividend in the foreseeable future.

Now it is my pleasure to turn the call over to our new CFO, Bryan Giglia, to review our earnings guidance. Bryan, please go ahead.

Bryan Giglia - Sunstone Hotel Investors Inc - SVP & CFO

Thank you, John. A full reconciliation of our current guidance can be found on Pages 16-18 of our supplemental as well as in our Earnings Release. We expect First Quarter 2013 RevPAR to grow 2% to 3% which includes 475 to 500 basis points of renovation disruption primarily from the Hilton Times Square and the Hyatt Chicago Magnificent Mile. We expect First Quarter adjusted EBITDA to come in between $36 million and $38 million, and we expect First Quarter adjusted FFO per diluted share to be between $0.07 and $0.09. Our full year 2013 adjusted EBITDA guidance ranges from $224 million to $236 million, and our full year adjusted FFO per diluted share ranges from $0.84 to $0.92.

It is important to note that our 2013 guidance does not include the effect of the planned investment of our significant excess cash balance. We have approximately $250 million to $300 million of investable cash which we expect to deploy this year. In order to help investors to evaluate the hypothetical future earnings impact, we have included in our assumptions to our guidance a range of adjusted EBITDA we would expect potential 2013 acquisitions to produce. To reiterate, while at this time we cannot make assurances as to the specific impact of future hotel investments, if we assume the potential future acquisitions are completed at current market multiples between 13 and 14 times stabilized EBITDA and assuming such acquisitions are unencumbered of debt, the deployment of our investable cash would generate between $18 million and $23 million of additional adjusted EBITDA and approximately $0.11 to $0.15 of additional adjusted FFO per diluted share on a full year pro forma basis.

Depending on the timing of our acquisitions and the actual acquisition multiples, our actual reported 2013 results will only include our ownership period and will not include the pro forma amounts I just noted. We will provide all metrics of future acquisitions, if any, when we announce a deal. Again, these amounts are not included in our $0.84 to $0.92 of adjusted FFO per diluted share guidance or our $224 million to $236 million adjusted EBITDA guidance.

With that, I’ll turn the call back over to Ken to wrap up our prepared remarks.

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Thank you very much, Bryan. I have just a few closing remarks before opening the call up to questions. As I noted in my opening remarks we made decent progress over the last 18 months in terms of improving portfolio quality and reducing leverage while generating significant total shareholder returns. Sunstone is a far different and, frankly, a far better Company today than it was two years ago, in large part because the team has executed well on many aspects of our business plan. As part of the continued development of our leadership team it gives me great pleasure to announce a number of highly deserved promotions.

First, John Arabia was promoted to President. John joined us nearly two years ago, and, in that time, he’s added considerable value to many of Sunstone’s core discipline. John has been instrumental in developing and implementing our long term finance plan which helped drive material improvements in our balance sheet.

Most importantly, these balance sheet improvements have been executed in ways that were consistently beneficial to our shareholders. As President, John will continue to oversee Sunstone’s Finance, Investor Relations and Strategic Planning functions and he will be responsible for a broad range of additional value adding initiatives and transactions. I should note that Marc Hoffman will continue his exceptional leadership of all aspects of our operations division, which includes Asset Management and Design and Construction, and both John and Marc will continue to report directly to me.

Also as John noted, Bryan Giglia was promoted to Chief Financial Officer. You all know Bryan, and I’ve had the pleasure of working with him for the past eight years. Bryan has a great command of all of our finance related functions and is indefatigable in his work ethic. As CFO, Bryan will directly oversee all facets of Sunstone’s corporate finance, accounting and tax functions. Additionally, Robert Springer was promoted to Chief Investment Officer. Robert joined the team in May of 2011 and has made huge improvements to our acquisitions and dispositions discipline by adding additional decision support tools, enhancing our screening techniques and by improving the inter departmental communications and deal review process.

Lindsay Monge has been promoted to Chief Administrative Officer, Secretary and Treasurer. Lindsay ably runs a number of disciplines including Treasury, Risk Management, Human Resources and Information Technology and he is a critical member of our senior leadership team. And finally David Sloan was promoted to SVP and General Counsel. While David capably runs all aspects of Sunstone’s legal function, in my opinion, he’s more than a corporate attorney. David possesses a practical business judgment which has often helped to facilitate the accomplishment of our business objectives while minimizing corporate risk.

Each of these senior leadership promotions is very well deserved, and these announcements largely cement the leadership structure of the new Sunstone. Without diminishing the significance of these promotions, I would like to recognize the strong and continued execution of the entire Sunstone team. I realize I may be slightly biased, but I truly believe that we have the deepest and most talented team in the business. While we’ve made pretty good progress over the past year or so, we are by no means done, and we recognize that we, as a team, have considerable work ahead of us in order to accomplish our long term corporate goals. And now, more than ever, sound judgment, discipline, and quantitative rigor must underlie all of our business decisions.

To reiterate John’s comments, while we will continue to deleverage in a measured and deliberate way such as by funding acquisitions using equity price at attractive relative valuations and by using excess cash flow to repay debt, we believe that our balance sheet is approaching the point where a recurring, stable, cash dividend will be supported. We do at this point believe the introduction of a well supported recurring cash dividend in 2014 is a realistic scenario. With that as a back drop, we couldn’t be more confident in our plan or our ability to unlock Sunstone’s full potential in terms of earnings growth and shareholder returns. Thank you for listening today, and, with that, let’s open up the call to questions. Ron please go ahead.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Bill Crow, Raymond James & Associates.

Bill Crow - Raymond James & Associates - Analyst

Good morning, guys, and congrats on the promotions. Lots of work over the past couple of years. Couple of questions here. With the preferred redemptions, it seems like that would put pressure on your common dividend. And I guess, why wait until ‘14 to announce some sort of dividend or to reinstate, given where the balance sheet is today?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Sure, Bill. Good morning, and thanks for the kind comments. As far as the preferred redemption, you’re exactly right. Paying off the preferred, which has an 8% coupon, certainly does increase the corporate cash flow, reduces our balance sheet leverage, and puts the Company, as both John and I stated, much, much closer to reinstituting a common dividend. As we’ve stated many times in the past, as a capital-intensive business with continuing credit objectives in front of us, retaining cash flow and utilizing a significant portion of our generated cash flow toward continuing to de-risk the Company, and improve the quality and scale of our portfolio while reducing leverage remain key objectives for the Company.

We do believe that reinstituting a well-supported, very stable cash common dividend is a critical objective. Given where we are in 2013, in terms of taxable income production, and, once again, our progress against our corporate credit objectives, we believe that 2014 is probably the right time frame to reintroduce the cash dividend. Although, depending on how things work in 2013 in terms of operations and other transactions, that reinstitution of the common dividend could occur sooner.

Bill Crow - Raymond James & Associates - Analyst

Okay. Let me go a different direction here. You have a reasonably sizeable part of your portfolio in — sitting in the path of some new supply. We know New York is going to face significant supply next year, Washington, DC has the big convention center, and eight or nine other properties under development. And then Chicago has just — it was just announced they’re going to develop a new convention center hotel. Does that impact your desire to increase your portfolios in those markets, or would you be looking elsewhere to acquire assets?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Well, Bill, supply is certainly one consideration that we analyze when we look at any investment targets. I would tell you, just going down the list, we really like the Manhattan market. You’re absolutely right that there will be significant supply introductions over the next few years. The greater Manhattan MSA is likely to realize roughly 17,000 additional keys, or 21% of existing supply, over the next three or four years. And Times Square, which is really where we’re concentrated, will also see supply introductions roughly 4,900 rooms through 2015. So, we certainly pay attention to that.

New York, though, just not to isolate one market, but I want to use it as an example. New York has realized a significant amount of supply over the last 20 years, and has done a phenomenal job as a market of absorbing and, in fact, outperforming that supply. So, we don’t think that the new supply introductions represent a long-term degradation in the quality of that market or the attractiveness of that market. That said, any acquisitions in the Manhattan market would certainly have to factor for near-term impacts of new supply.

As far as Chicago, we like the long-term characteristics of that market as well, an additional convention center property will likely help to drive additional demand in that market. You’re seeing a similar situation in Washington, DC, where the Marriott Marquis is coming on board in a couple of years, which will frankly improve the competitiveness of the DC market in terms of a city-wide venue.

So, certainly, supply trends across the US are very muted. 1.4% is the current PKF projection I think for supply this year, and that doesn’t uptick meaningfully over the next couple of years across the board. But you’re right, certain markets do see new supply, and we have to factor for that new supply in our investment decisions, and we certainly do.

Bill Crow - Raymond James & Associates - Analyst

Great. Okay. That’s helpful. I’ve got one final question. You devoted some time to talk about the Hilton San Diego Bayfront and your strategy there. There’s a ground lease that has a bump coming up. Is that — could you kind of give me the details on — give us the details on that?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Sure. So, the ground — the Hilton San Diego that we own is 1,190 keys. It is subject to a Port Authority ground lease. The remaining term is 59 years. The lease is a little bit unique in that it provides for an annual rent credit equal to 60% of the annual ground rent due. And this credit exists through the earlier of the day that the lessee has achieved total combined cumulative rent credits of $46.5 million or December 31, 2016. As we have said on prior calls, we believe that the credit will run through 2016.

Bill Crow - Raymond James & Associates - Analyst

So, no material impact until after that date?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Correct.

Bill Crow - Raymond James & Associates - Analyst

Okay, very good. Thank you, guys.

Operator

Joshua Attie, Citigroup.

Joshua Attie - Citigroup - Analyst

Thank you. Can you tell us — does the EBITDA guidance that you gave include $3 million of dividend income on the preferred stock that you took back in the Rochester sale?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Josh, that’s correct. The EBITDA guidance does include that.

Joshua Attie - Citigroup - Analyst

Okay, and on this paper, you effectively provided seller financing for 10% to 15% of the purchase price. Can you tell us a little bit about the security? Do you have protection on how much debt can be put ahead of you in the capital stack, and also, how do you expect to monetize this paper over time and get back to $25 million?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Sure. I’ll give you some specifics there. So, the Rochester sale, which we concluded at a 6.9% cap rate for the assets, was obviously an attractive transaction for the Company. The buyer, who has asked to remain anonymous at this point, put in roughly $53 million of equity into the transaction, and put in place a $145 million mortgage in mezzanine financing. We bridged the gap with a $25 million preferred investment. The preferred investment has an 11% coupon, and that 11% coupon is superior to any distributions that would come out to the common equity.

The owner of the common equity cannot take cash out of the system in terms of a refi, you know, cash out proceeds from a refi without redeeming the preferred. And so, there — we have plenty of restrictions in terms of the ability to put additional encumbrances in front of the preferred. It’s actually a pretty attractive piece of paper. We’ve been approached by one or two third parties in terms of buying the paper. At this point, we like the yield, and we like the position in the assets.

Joshua Attie - Citigroup - Analyst

Thanks. And on the common dividend, it sounds like you’ll use your remaining NOLs this year to offset taxable income. Do you expect to be required to have a common distribution in 2014?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

That is the direction that we’re headed. Anything can happen between now and 2014, but — and frankly, we haven’t finalized our taxable distributions projections for 2013. There are a number of moving parts, as we noted on the call, so any number of items may push that distributable income up or, frankly, down during 2013.

Joshua Attie - Citigroup - Analyst

Okay. Thanks. And if I could ask one more question on acquisitions. I know you’ve been focused on buying assets below your current trading multiple, which is probably around 13 times today. Are you seeing deals in the pipeline that fit this criteria? And, if not, would you consider at all distributing the Rochester gain to shareholders through a special dividend?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Josh, I really appreciate you asking that question. We’ve got a very robust pool of targets that we’re currently underwriting, and that pool of targets has been fairly dynamic. As quickly as we put assets on the list, we pull them back off. As I said on the call, discipline and rigor around our underwriting decisions and doing the right deal, not the most timely deal, is critical for us.

And so, our view at this point is that, while we do have $145 million that is in an exchange facility at this point, if we don’t find the right deals, we are certainly not going to force a transaction in order to preserve that 1031 like-kind exchange. The reality is, just as we did with the Century Plaza, there are a number of different ways we can address significant gains on sale transactions outside of a 1031. And we would make a judgment at the end of the year as to whether we would do a significant distribution out to the shareholders or some other form of satisfaction of the taxable gain on the Rochester portfolio. But at this point, plan A is certainly to execute the 1031.

Joshua Attie - Citigroup - Analyst

Yes. I think you mentioned in your prepared remarks that, with respect to acquisitions, that you’re evaluating things like structure. Should we expect you to do a 100% owned acquisition, or are you also looking at JV structures?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

You know, our preferred approach, Josh, would be to acquire urban, institutional grade, branded assets with 400 keys or greater, RevPAR north of $150, EBITDA north of $10 million, fee simple, and 100% ownership by Sunstone. Those are kind of our full — that’s the full body of our screening criteria. I will tell you very few acquisitions meet 100% of those screening criteria. So, you could see us evaluate a broad range of opportunities, but our preference would strongly be to own fee simple, institutional grade assets that have no debt in place, and that are wholly owned by the Company.

Joshua Attie - Citigroup - Analyst

Okay, thank you very much.

Operator

Ryan Meliker, MLV & Company.

Ryan Meliker - MLV & Co. - Analyst

First of all, congratulations to everybody that got promotions. I’m sure they’re well deserved. Just a couple of quick questions that I had. First one — I guess a little bit of a bookkeeping item. Looked like the net other assets increased materially in the Fourth Quarter to the tune of about I think $130 million. Any color on what’s going on there?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Net other assets during the Fourth Quarter increased for a couple of reasons. We had a number of hotels that were earmarked for sale, so those were DiscoOps, and so those end up in the other assets. That was the Rochester portfolio.

Ryan Meliker - MLV & Co. - Analyst

Okay, so that’s probably the majority of it then. Just wasn’t sure what was going on there.

And then the second question I had — with all of the promotions going on, should we expect G&A to move up materially in 2013?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

I’m also glad you asked that question. While I believe we have the deepest and most talented team in this space, we also have one of the cheapest teams in the space. So, G&A, as we indicated in our guidance this year, will be between I think $20 million and $21 million, and that’s not a material change from prior-year levels.

Ryan Meliker - MLV & Co. - Analyst

Right, not at all. That sounds pretty good. And then just one more question that I had was — I don’t know what type of color you can provide, without giving any specifics, because I’m sure you can’t, are you close to being able to put to work the capital that you have on your balance sheet? That would obviously increase your NOI and FFO? Or do you think that might be more of a back half of the year type scenario?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Our efforts and our focus is on putting that capital to work as efficiently and effectively as possible. On today’s call, I can’t give you any specifics on timing, but our focus is on getting that capital put to work quickly. We do see a number of attractive targets that do fit our criteria, so stay tuned.

Ryan Meliker - MLV & Co. - Analyst

Sounds good. Thanks a lot, guys.

Operator

David Loeb, Robert W. Baird.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

I have a couple. Just to circle back on the acquisition question again, can you talk about the markets that you’re targeting? And then also, you already have a bunch of hotels that are very much group dependent, but looking for 400 keys or larger, it sounds like you’re really looking for more group-intensive hotels. Where do you — is that fair that you very much like the group business, and what do you think the outlook is for that, given your exposure?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Well, first of all, good morning, David. We do like diversity among our portfolio, both in terms of geography as well as asset types. So, as you’ve seen over the last couple of years, we have acquired a couple of hotels that were more group centric than the typical business transient assets that we have in our portfolio. That said, as I mentioned a minute ago, our screening criteria is really 400 keys and up. Our average hotel right now is roughly 450 keys, and our business base is roughly 32% group, with the rest being business transient. So, we have a significant percentage of our business in the hotels that we currently own is business transient. I would tell you most of the targets that we’re looking at are roughly fitting within that mix — roughly 30% group, and somewhere in the 70% business transient range.

We’re good at those hotels, we think. Marc and his team are very effective at the business transient model. Marc and several of the asset managers also have deep experience as it relates to group hotels, so we think we can do both well. I would tell you — we haven’t isolated our focus on one type versus another, but I think if I were to confidence weigh things, I would tell you that we’ll probably do more acquisitions that are business transient oriented than group oriented.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

And how about markets?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

As far as markets, we are looking at core gateway markets. Now, core gateway markets by our definition is probably a little different from others. We own an asset in New Orleans that’s performing extremely well. We like the idea of building out a nucleus of assets within the markets where we already own hotels. So, I could see us certainly moving into bigger exposures within, whether it’s the Boston or Washington DC market or even Manhattan, again, all subject to underwriting standards that do take into account the supply trends in that particular market.

So, we’re looking at a broad group of markets — probably spans a little bit beyond the top 25, but as I mentioned before, because one of our screening criteria is higher RevPAR, we think that’s a great indicator of quality. It’s not the only indicator, but it’s a good one. You are not going to find $150 RevPAR hotel in most of the secondary and tertiary markets, so hence we continue to focus our efforts on those main gateway markets.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

One for your new CFO. Bryan, can you talk a little bit about your appetite for preferred? As you look at the next round of capital, whenever that is, would you consider, now that you’re shrinking your preferred base, would you consider issuing preferred as opposed to common or — clearly I know you want to delever, so less likely to be debt.

Bryan Giglia - Sunstone Hotel Investors Inc - SVP & CFO

Hi, David. We just redeemed our, or are in the process of redeeming our Series A, so obviously the higher price, and that was an above-market preferred. Our intention was to take that out. And looking long term, we’ll continue to focus on preparing the balance sheet, and getting us into a position to hit our long-term leverage goals. Going forward, depending on pricing at that time, and when we look at adding additional debt capital, and that’s how we view preferred, depending on the pricing, and the difference between that and mortgage debt, we would evaluate it at that time. But right now, there’s really no intention to add additional preferred where we sit today.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Great, thanks.

Operator

Rich Hightower, ISI Group.

Rich Hightower - ISI Group - Analyst

Good afternoon, guys. I don’t know if you listened in on Marriott’s call this morning, but a lot of time was spent talking about the sequestration in Washington, and then, more broadly speaking, how that might impact lodging demand. And I know that your guidance, except for the renovation displacement, is actually pretty solid. And I’m wondering if you guys have seen any weakness related to the sequestration and general lack of cooperation amongst our politicians — if that’s showing up in demand at your hotels yet?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Well, Rich, I think in general, the backdrop over the last two years has been unfortunately impacted by, whether it’s called sequestration or macroeconomic risks or other forms of extrinsic economic concerns, business trends have been relatively muted over the last few years as a result of that. If you look at industry fundamentals, and where we are in the cyclical recovery, prior cycles would imply that you’d see much, much stronger trends in terms of travelers’ willingness to pay higher rates. So, we haven’t factored sequestration specifically into the guidance that we’ve provided this year.

I think more generically we’ve just factored for an overall economic environment that is characterized by uncertainty and somewhat muted travel trends as a result. It’s not necessarily an unhealthy dynamic. Again, as we said before, the idea of slow and steady growth in the context of very low interest rates and low supply trends across our industry probably bodes for a very healthy, prolonged, and sustained recovery in our industry. So, long-winded answer, but we don’t see sequestration as necessarily changing the landscape in 2013 to a point that’s any different from what we saw in ‘12 or ‘11, which — and in both cases we had decent single-digit growth on the top line.

Rich Hightower - ISI Group - Analyst

Okay, thanks, that’s helpful. And then, secondly on the acquisition side, we keep hearing that private equity is becoming more aggressive, and obviously the CMBS market continues to get better by the day. Are you seeing the REITs generally, and maybe in your own experience, being priced out of some of these acquisitions that may have been completed, let’s say, a year ago because of the additional competition?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

So far, we’ve seen private equity participate in the — I’d say the lower-quality assets. In fact, some of the deals that we sold last year — I’m sorry, the private equity — some of the deals that we sold to private equity last year were double-digit RevPAR, secondary/tertiary markets that were relatively high risk, but also came with some fairly high LTV stapled financing. I think you’re going to still see the risk appetite for private equity focused on those types of assets rather than the core city center stabilized or marginal value-add assets that we tend to focus in on.

That said, I wouldn’t be surprised at all, as the CMBS market continues to improve, and as capital pools for the private equity bases continue to increase, that we’ll see more activity and more traffic in the areas that we want to invest in with the private equity guys. But today I wouldn’t call it a significant change in the competitive landscape.

Rich Hightower - ISI Group - Analyst

Thanks, guys.

Operator

Lukas Hartwich, Green Street Advisors.

Lukas Hartwich - Green Street Advisors - Analyst

Ken, are there any assets or markets left in the portfolio that you consider non-core?

Ken Cruse - Sunstone Hotel Investors Inc - CEO

If you look at our supplemental, there are a couple, between two and four assets within our portfolio that generate RevPAR fairly consistently that’s below where we would like to see our portfolio. On a branded asset, if you’re generating double-digit RevPAR, it’s very difficult to drive significant cash flows, given that you have to maintain the very same brand standards that you would if that asset were generating $200 of RevPAR.

So, we tend to look at those assets, especially if they’re in markets that are mature or secondary/tertiary markets, we tend to look at those assets as stale candidates. We don’t have anything on our announcement today in terms of assets to be sold, but over the next couple of years there’s a fairly limited number of hotels within our portfolio that would likely be sale candidates — it’s between two and four.

Lukas Hartwich - Green Street Advisors - Analyst

Great, thank you.

Operator

There are no further questions at this time. Please continue.

Ken Cruse - Sunstone Hotel Investors Inc - CEO

Great, thank you very much. We appreciate everyone’s time today, and your interest in Sunstone, and we look forward to speaking with you in the next couple of weeks.

Operator

Ladies and gentlemen, this concludes the Conference Call for today. Thank you for participating. You may now disconnect your lines.